Exhibit 10.2

January 14, 2019

Suzanne Smith
1167 Pine Grove Ave
Brookhaven, GA 30319

RE: OFFER LETTER

Dear Suzanne,

It gives me great pleasure to offer you a position with LogistiCare. In addition to confirming our offer, this letter will detail the terms and conditions of your employment and outline the current major features of LogistiCare's compensation and benefit plans and practices. All offers of employment are contingent upon the completion of any required pre-employment screening and your ability to establish your identity and authorization to work in the United States. Please be sure to bring work authorization documentation with you on your first day of employment.

Assumption of Duties: Your start date will be February 18, 2019 for you to assume the position of Chief Accounting Officer. You will report to Kevin Dotts, CFO and your work location will be 1275 Peachtree St NE 6th Floor, Atlanta, Georgia 30309.

Base Salary: Your initial base salary will be $285,000.00 payable in bi-weekly installments, less applicable taxes and deductions.

Executive Non-qualified Deferred Compensation Plan: You are also eligible to participate in the Executive Non-qualified Deferred Compensation plan. The next open enrollment will be in December for a January 1st effective date. You may elect to defer up to 10% of your salary and/or 100% of your annual discretionary bonus.

Long-term Incentive Plan/ Stock Option Incentives: You are eligible to participate in the 2018 LTI Plan which will include 4600 stock options, to be formally approved by the Board of Directors.

Short-Term Incentive Bonus: You are eligible to participate in a short-term incentive bonus program in 2019 which will be up to 50% of your base salary [This bonus reference supersedes the general plan document. You are being provided a copy of the 2018 plan document for general reference, as the 2019 plan document has not been approved by the Board of Directors]. Bonus consideration is based on individual and organizational performance. Bonuses are typically payable 1st quarter following the performance year and will be prorated based on hire date.

Signing Bonus: You are eligible for a one-time signing bonus in the amount of $15,000.00. The signing bonus will be paid on the first payroll following your start date. You will have an obligation to repay the total amount of the signing bonus if you resign your position with LogistiCare within twelve months of your start date.

Severance Payment : Should you be asked to leave LogistiCare for any reason other than for "cause", as the term is reasonably defined by the Company in it s discretion , you will receive six months of severance pay at your base compensation in effect at that time. You will be required to sign a severance agreement and general release of claims as a condition of receiving any severance payment.

Parking & Commuter Options: You will be responsible for paying for your parking or other commuter options at your own expense (100%). We have set up a qualified transportation plan so employees who desire to enroll can set aside pre-tax dollars for parking. Our office location provides corporate employees with access to many Midtown Transportation Solutions and amenities. We will provide you with a copy of the Midtown Amenities and Commuter Options Guide to review and hopefully this will assist you with selecting a transport at ion option that works well for you. If you have questions about commuting; need assistance figuring out the best mode of transportation to get to and from work; or are interested in joining or forming a vanpool or carpool, please contact Annie Graefe, Employer Program Manager - Midtown Transportation Solutions, any time at 404.809.2118 or email annie@midtownatl.com. You may also visit their website at http://www.midtownalliance.com/ for more information and http://www.midtownatl.com/ for information on Midtown in general.

Total Rewards Benefits Programs: You will receive such benefits as are generally accorded to employees at LogistiCare, subject to company policy and any applicable terms and conditions as they may be amended from time to time. You will be eligible for 4 weeks of paid time off. LogistiCare's current benefit program covers medical, dental, life, short-term and long-term disability insurance, flexible spending accounts, voluntary vision, voluntary life insurance, 401K, vacation and sick benefits. As part of our current benefit package, employees can elect medical and/or dental insurance. Please refer to the attached benefit summary for cost details. Also currently included is a 100% company-paid short and long term disability policy and a 100% company paid life insurance in the amount of $25,000.00. We also offer the opportunity to participate in voluntary vision, voluntary life insurance and both medical care and dependent care flexible spending accounts.

Based on your position, any core benefits and health insurance benefits you choose will be effective retro to your first day of employment. You must make your benefit elections within the first 30 days of employment. If you miss your initial enrollment window, please note that you will need to wait until the next annual enrollment period.

401k Retirement Plan: LogistiCare offers employees the opportunity to participate in a 401K (pre -tax) and/or Roth (post tax) retirement saving plans. The plan provides for employer matching contributions; the contribution amount is a discretionary amount that is determined each plan year and subject to a vesting schedule. To participate, the plan requires: You must be age 21. You must have completed 2 months of employment service; you are eligible the first of the month following 2 months of service from your date of hire. As a new employee, once you have met the eligibility requirements, you will automatically be enrolled in the plan at a deferral percentage of 3%. If you do not wish to participate, you must change your deferral percentage to zero. Once employed you can do this by accessing the 401K website at www.mykplan.com or contact a 401K Employee Customer Service Representative at 1-888-822-9238.

Vacation/ Holidays:Full-time employees are eligible to accrue paid vacation monthly. Vacation hours accrued during the first 90 days becomes available on the 91st day of employment. You will be eligible for 4 weeks of paid time off. Please refer to the vacation policy for additional details on monthly/ annual vacation amounts. You are also entitled to accrue sick leave each month up to 40 hours per calendar year in accordance with state law, local ordinance or company policy. Additionally, all employees receive two floating holidays and six company holidays throughout the calendar year. I have included a current Employee Benefits Summary, which provides you with an overview of the comprehensive package of benefits that LogistiCare offers employees and a copy of the vacation policy.

Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal. You will be required to maintain a standard of legal and ethical conduct consistent with our Corporate Ethics program.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at LogistiCare is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, LogistiCare reserves the right to discontinue your employment with or without cause at any time and for any reason. All employees are subject to a 90-day introductory period.

By acceptance of this offer, you agree that you have brought to LogistiCare's attention and provided it with a copy of any agreement which may impact your future employment at LogistiCare, including non-disclosure, non-competition, invention/patent assignment agreements or agreements containing future work restrictions.

Suzanne, LogistiCare is committed to your professional development. We have been and continue to be a fast growing company. Your ability to move forward in the organization is limited only by your drive, initiative, teamwork abilities, and the quality of your overall performance.

We are excited about the opportunity to work with you and look forward to hearing your positive response to this letter by Tuesday, January 15, 2019. If you agree with the terms of this revised offer of employment, please sign and email this letter to Kevin.Dotts@logisticare.com and cc: jennys@logisticare.com.

Sincerely,

/s/ Kevin Dotts

Kevin Dotts, CFO
Logisticare

Enclosures:
Previously provided - Benefits Booklet & Vacation Policy

Cc: File